UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.       )

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

MKS Instruments, Inc.
(Name of Registrant as Specified in its Charter)

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PROXY STATEMENT
VOTING SECURITIES AND VOTES REQUIRED
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
BOARD RECOMMENDATION
DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
PENSION BENEFITS
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL THREE
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

MKS INSTRUMENTS, INC.
2 TECH DRIVE, SUITE 201
ANDOVER, MASSACHUSETTS 01810

March 9, 2011

Dear shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of MKS Instruments, Inc. to be held on Monday, May 2, 2011, at 10:00 a.m. at the Wyndham Boston Andover Hotel, 123 Old River Road, Andover, Massachusetts 01810.

The enclosed notice of Annual Meeting and proxy statement describe the business to be transacted at the Annual Meeting and provide additional information about us that you should know when voting your shares. The principal business at the Annual Meeting will be (i) to elect Class III Directors, (ii) to approve a non-binding advisory vote on executive compensation, (iii) to hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation, and (iv) to ratify the selection of our independent registered public accounting firm for fiscal year 2011.

Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return your Proxy Card promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your Proxy Card, in which case your proxy vote will be revoked.

On behalf of MKS, I would like to express our appreciation for your continued interest in our company.

Sincerely,

LEO BERLINGHIERI
Chief Executive Officer and President

MKS INSTRUMENTS, INC.
2 TECH DRIVE, SUITE 201
ANDOVER, MASSACHUSETTS 01810

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2011

To the shareholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of MKS INSTRUMENTS, INC., a Massachusetts corporation, will be held on Monday, May 2, 2011 at 10:00 a.m. at the Wyndham Boston Andover Hotel, 123 Old River Road, Andover, Massachusetts 01810. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect three Class III Directors, each for a three-year term;

2.	To approve a non-binding advisory vote on executive compensation;

3.	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation; and

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

The shareholders will also act on any other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 7, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. Our stock transfer books will remain open for the purchase and sale of our Common Stock.

If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a letter from the nominee confirming your beneficial ownership of such shares. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy issued in your name. You must also bring a form of personal identification.

By Order of the Board of Directors,

RICHARD S. CHUTE
Secretary

Andover, Massachusetts
March 9, 2011

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED PROXY. PROMPTLY SIGNING, DATING AND RETURNING THE PROXY WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR STOCK AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

MKS INSTRUMENTS, INC.
2 TECH DRIVE, SUITE 201
ANDOVER, MASSACHUSETTS 01810

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MKS Instruments, Inc., a Massachusetts corporation, for use at the 2011 Annual Meeting of Shareholders to be held on May 2, 2011, at 10:00 a.m. at the Wyndham Boston Andover Hotel, 123 Old River Road, Andover, Massachusetts 01810, and at any adjournment or postponement thereof (the “Annual Meeting”). References in this proxy statement to “we,” “us,” the “Company” or “MKS” refer to MKS Instruments, Inc. and its consolidated subsidiaries.

All proxies will be voted in accordance with the shareholders’ instructions. If no choice is specified in the proxy, the shares will be voted in favor of the matters set forth in the accompanying Notice of 2011 Annual Meeting of Shareholders, except in the case of Proposal Three, where the shares will be voted in favor of annual advisory votes on executive compensation. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation to the Secretary of MKS. Attendance at the Annual Meeting will not in itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the Annual Meeting that the shareholder intends to revoke the proxy and vote in person.

VOTING SECURITIES AND VOTES REQUIRED

At the close of business on March 7, 2011, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were issued and outstanding and entitled to vote 51,902,213 shares of our common stock, no par value per share (the “Common Stock”). Each outstanding share entitles the record holder to one vote on each matter submitted at the Annual Meeting.

In order to transact business at the Annual Meeting, we must have a quorum. Under our Amended and Restated By-Laws, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock held by shareholders present in person or represented by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for purposes of determining whether a quorum exists at the Annual Meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

The affirmative vote of the holders of a plurality of the votes cast on the matter is required for the election of directors (Proposal One). The approval of the advisory vote on executive compensation (Proposal Two), the approval of one of the three frequency options under the advisory vote on the frequency of advisory votes on executive compensation (Proposal Three) and the ratification of PricewaterhouseCoopers LLP, or PwC (Proposal Four), require the affirmative vote of the holders of a majority of the votes cast on the matter.

Shares held by shareholders who abstain from voting as to a particular matter, and “broker non-votes,” which are shares held in “street name” by banks, brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular non-routine matter, including the election of directors and advisory votes on executive compensation, will not be counted as votes in favor of, or as votes cast for, a matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter. With respect to Proposal Three, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal Three, because this proposal is non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold future executive compensation advisory votes more or less frequently. Proposal Two is also a non-binding proposal. If the shares you own are held in street name by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2011.

A copy of (i) our Annual Report to Shareholders for the year ended December 31, 2010, which contains consolidated financial statements and other information of interest to shareholders, (ii) this Notice, (iii) the enclosed Proxy Statement and (iv) information on how to obtain directions to be able to attend the meeting and vote in person can be accessed on our website at http://www.mksinst.com/ AnnualMeetingMaterials or by calling (800) 227-8766 ext. 5578.

THE NOTICE OF ANNUAL MEETING, THIS PROXY STATEMENT AND OUR ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2010 ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT MARCH 15, 2011. A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO: INVESTOR RELATIONS DEPARTMENT, MKS INSTRUMENTS, INC., 2 TECH DRIVE, SUITE 201, ANDOVER, MA 01810. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock by (i) the executive officers named in the Summary Compensation Table below; (ii) each of our current directors; (iii) each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of January 31, 2011; and the address for each of our directors and executive officers is: c/o MKS Instruments, Inc., 2 Tech Drive, Suite 201, Andover, Massachusetts 01810.

			Percentage of
	Number of Shares		Common Stock
Name of Beneficial Owners	Beneficially Owned(1)		Beneficially Owned

Named Executive Officers
Leo Berlinghieri	354,281	(2)	*
Seth H. Bagshaw	9,656	(3)	*
Gerald G. Colella	211,749	(4)	*
John T.C. Lee	16,435	(5)	*
William D. Stewart	41,548	(6)	*
Directors Not Included Above
Cristina H. Amon	12,445	(7)	*
Robert R. Anderson	69,000	(8)	*
Gregory R. Beecher	30,400	(9)	*
John R. Bertucci	1,366,157	(10)	2.68%
Richard S. Chute	61,000	(11)	*
Peter R. Hanley	8,444	(12)	*
Hans-Jochen Kahl	10,000	(13)	*
Louis P. Valente	62,000	(14)	*
5% shareholders
Dimensional Fund Advisors LP	3,508,110	(15)	6.88%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Kornitzer Capital Management, Inc	4,907,418	(16)	9.63%
5240 West 61st Place Shawnee Mission, KS 66205
Royce & Associates, LLC	7,128,217	(17)	13.99%
745 Fifth Avenue New York, NY 10151
Black Rock, Inc	4,420,234	(18)	8.67%
40 East 52nd Street New York, NY 10022
All directors and officers as a group (16 persons)	2,362,835	(19)	4.55%

*	Represents less than 1% of the outstanding Common Stock.

(1)	We believe that each shareholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. The number of shares beneficially owned by each shareholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after January 31, 2011 through the vesting of restricted stock units (RSUs) or the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission by such shareholder of beneficial ownership of those shares of Common Stock. Shares of Common Stock which an individual or entity has a right to acquire within the 60-day period following January 31, 2011 pursuant to the vesting of RSUs or the exercise of any stock options or other right are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.

(2)	Consists of 5,013 shares held directly by Mr. Berlinghieri and 349,268 shares subject to options exercisable or RSUs that will vest within 60 days of January 31, 2011.

(3)	Consists of 656 shares held directly by Mr. Bagshaw and 9,000 shares subject to RSUs that will vest within 60 days of January 31, 2011.

(4)	Consists of 25 shares held directly by Mr. Colella and 211,724 shares subject to options exercisable or RSUs that will vest within 60 days of January 31, 2011.

(5)	Consists of 656 shares held directly by Mr. Lee and 15,779 shares subject to RSUs that will vest within 60 days of January 31, 2011.

(6)	Consists of 41,548 shares subject to options exercisable or RSUs that will vest within 60 days of January 31, 2011.

(7)	Consists of 12,445 shares directly held by Ms. Amon.

(8)	Consists of 15,000 shares held directly by Mr. Anderson and 54,000 shares subject to options exercisable within 60 days of January 31, 2011.

(9)	Consists of 10,400 shares held directly by Mr. Beecher and 20,000 shares subject to options exercisable that will vest within 60 days of January 31, 2011.

(10)	Consists of 216,422 shares held directly by Mr. Bertucci, 321,947 shares held indirectly by Mr. Bertucci in a trust of which Mr. Bertucci is the sole trustee and 827,788 shares held directly or indirectly by Mr. Bertucci’s wife.

(11)	Consists of 1,000 shares held directly by Mr. Chute and 60,000 shares subject to options exercisable that will vest within 60 days of January 31, 2011.

(12)	Consists of 7,888 shares held directly by Mr. Hanley and 556 shares subject to RSUs that will vest within 60 days of January 31, 2011.

(13)	Consists of 4,000 shares held directly by Mr. Kahl and 6,000 shares subject to options exercisable within 60 days of January 31, 2011.

(14)	Consists of 2,000 shares held directly by Mr. Valente and 60,000 shares subject to options exercisable that will vest within 60 days of January 31, 2011.

(15)	Based on information set forth in Schedule 13G/A filed by Dimensional Fund Advisors LP on February 11, 2011, reporting stock ownership as of December 31, 2010, and consists of 3,408,962 shares of which Dimensional Fund Advisors LP has sole voting and investment power and 99,148 shares of which Dimensional Fund Advisors has sole investment power. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of such securities.

(16)	Based on information set forth in Schedule 13G/A filed by Kornitzer Capital Management, Inc. on January 21, 2011, reporting stock ownership as of December 31, 2010 and consists of 4,762,249 shares of which Kornitzer Capital Management, Inc. has sole voting and investment power and 145,169 shares of which Kornitzer Capital Management, Inc. has sole voting power and shared investment power.

(17)	Based on information set forth in Schedule 13G/A filed by Royce & Associates, LLC on behalf of itself and its affiliates, on January 14, 2011, reporting stock ownership as of December 31, 2010.

(18)	Based on information set forth in Schedule 13G/A filed by Black Rock, Inc. on January 7, 2011, reporting stock ownership as of December 31, 2010.

(19)	Consists of 1,431,862 shares held directly or indirectly by such persons and 930,973 shares subject to options exercisable or RSUs that will vest within 60 days of January 31, 2011.

To our knowledge, there are no voting trusts or similar arrangements among any of the foregoing persons or entities with respect to the voting of shares of Common Stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Amended and Restated By-Laws provide for a Board of Directors that is divided into three classes. The term of the Class I Directors expires at the 2012 Annual Meeting, the term of the Class II Directors expires at the 2013 Annual Meeting and the term of the Class III Directors expires at the 2011 Annual Meeting. John R. Bertucci, Robert R. Anderson and Gregory R. Beecher are currently proposed for election to serve as Class III Directors for a term to expire at the 2014 Annual Meeting. Each nominee has consented to being named herein, and, if elected, to serve as a director until his successor is duly elected and qualified.

Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for an individual director will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors expects that each of the nominees named below will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxies will be voted for the election of a substitute nominee to be designated by the Board of Directors.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE ELECTION OF JOHN R. BERTUCCI, ROBERT R. ANDERSON AND GREGORY R. BEECHER TO SERVE AS CLASS III DIRECTORS IS IN THE BEST INTERESTS OF MKS AND OUR SHAREHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” ALL NOMINEES.

DIRECTORS

Set forth below are the names and ages of each member of our Board of Directors (including those who are nominees for election as Class III Directors) and the positions and offices held, principal occupation and business experience during at least the past five years, the names of other publicly held companies of which the individual currently serves, or in the past five years has served, as a director and the year of commencement of the term as our director. We have also included information about each director’s specific experience, qualifications, attributes, or skills that led the Board of Directors to conclude that he or she should serve as a director of MKS. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 2011, appears in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

			Class to Which
Name	Age	Position	Director Belongs

*John R. Bertucci	70	Director, Chairman	III
Cristina H. Amon(2)	54	Director	II
*Robert R. Anderson(1)(3)	73	Director	III
*Gregory R. Beecher(1)	53	Director	III
Leo Berlinghieri	57	Director, Chief Executive Officer and President	I
Richard S. Chute(2)	72	Director, Secretary	II
Peter R. Hanley(3)	71	Director	II
Hans-Jochen Kahl(2)	71	Director	I
Louis P. Valente(1)(3)	80	Director	I

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

*	Nominee for election at this meeting

John R. Bertucci

Mr. Bertucci has served as our director since 1974, and has been Chairman of the Board of Directors since November 1995. Mr. Bertucci served as Executive Chairman from July 2005 until December 2006. Mr. Bertucci served as our Chief Executive Officer from November 1995 to July 2005 and served as President from 1974 to May 1999 and again from November 2001 to April 2004. From 1970 to 1974, he was our Vice President and General Manager. Mr. Bertucci holds an M.S. in Industrial Administration and a B.S. in Metallurgical Engineering from Carnegie Mellon University. Mr. Bertucci has served as a member of the Board of Trustees of Carnegie Mellon University since May 2002. He has also served as a member of the Executive Board of The Massachusetts High Technology Council since February 1999, serving as Chairman from February 2005 to February 2007. He also serves as a member of the Board of Trustees or the Board of Directors of three non-profit organizations. Mr. Bertucci’s over 30 years of experience working for MKS, including a combined 28 years as President, gives him a unique insight into the challenges and strategies relevant to the semiconductor industry as a whole, and to our Company in particular.

Cristina H. Amon

Ms. Amon has served as our director since 2007. She has served as the Dean, faculty of Applied Science and Engineering, Alumni Chair Professor of Bioengineering and a member of the Department of Mechanical and Industrial Engineering at the University of Toronto since July 2006. Prior to that, Ms. Amon served at Carnegie Mellon University, as Director of the Institute for Complex Engineered Systems from September 1999 until July 2006, and was a Raymond Lane Distinguished Professor, Mechanical Engineering and Biomedical Engineering from September 2001 until July 2006. In her roles at the University of Toronto and Carnegie Mellon, Ms. Amon has

lead research in micro-fabrication, sustainable energy, thermal management of electronics and nano-scale transport in silicon thin films. Ms. Amon has served as Executive Board Member of the American Society Engineering Education (ASEE), Engineering Deans Council since 2007 and the Chair of its Global Engineering Deans Council since 2008, served as the Nominating Committee Chair for the American Association for the Advancement of Science (AAAS) from 2006 to 2007, served as an Executive Board Member of the American Society of Mechanical Engineers (ASME), Electronic and Photonic Packaging division since 2001, served on the External Advisory Board for the Department of Mechanical and Aerospace Engineering at the University of Texas since 2001, and served on the External Advisory Board for the NSF CREST Center for Mesoscopic Modeli Simulation at the City University of New York, The City College from 2001 to 2007. She has been a Fellow of AAAS, ASEE, ASME, EIC, IEEE and CAE since 1999. Ms. Amon’s extensive engineering background, particularly in micro-fabrication, thermal management and silicon thin-films, provides the Board of Directors with a technical perspective and insight into the challenges and opportunities we face.

Robert R. Anderson

Mr. Anderson has served as our director since January 2001. Mr. Anderson is a private investor. From October 1998 to April 2000, Mr. Anderson served as CEO of Yield Dynamics, Inc., a private semiconductor control software company, which was acquired by MKS in 2007 and later sold in 2010. Mr. Anderson served as CEO of Silicon Valley Research, Inc., a semiconductor design automation software company, from December 1996 to August 1998 and as Chairman from January 1994 to January 2001. Mr. Anderson was co-founder, Chief Financial Officer and Chief Operating Officer of KLA Instruments, a supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries, from 1975 through 1994. He was Chief Financial Officer of Computervision from 1970 through 1975. Mr. Anderson has served as the President and a director of a private family foundation since September 2000. He has also served as a director of Aehr Test Systems, Inc., a manufacturer of semiconductor test and burn-in equipment, since October 2000, and currently serves on Aehr’s audit and compensation committees. He has also served as a director of Energetiq Technology, Inc., a privately held company, since May 2005. Mr. Anderson served as a director of Yield Dynamics from October 1998 to December 2003, serving as its Chairman from October 1998 to October 2000. In addition, he served as a director of NPL, Inc. from 2000 to January 2005, as a director of Trikon Technologies from 1998 to December 2005, and a director of Aviza Technology, Inc. from December 2005 to March 2009. Mr. Anderson has served on over 18 public and private boards, and has served as CFO, CEO and Chairman of several public corporations. His extensive business experience, particularly within the semiconductor industry, provides him with insight into the challenges we face within the industry. In addition, his financial acumen is an important asset in his role as a member of our Audit Committee.

Gregory R. Beecher

Mr. Beecher has served as our director since August 2006. Mr. Beecher has served as CFO of Teradyne, Inc., a semiconductor and system level test equipment provider, since 2001. He is a certified public accountant, and was an audit partner with PricewaterhouseCoopers LLP from October 1993 to March 2001, working with numerous semiconductor equipment and instrument providers, along with other technology-related enterprises, and advising on complex accounting issues. Mr. Beecher served as a director, and Chairman of the Audit Committee, of MatrixOne, from 2004 through 2006. Mr. Beecher has an M.S. in accounting from Northeastern University. Mr. Beecher’s extensive financial background, including his previous experience at a public accounting firm, and his current role as CFO of a public corporation, provide valuable insights for the Board of Directors and the Audit Committee.

Leo Berlinghieri

Mr. Berlinghieri has served as our director and as our Chief Executive Officer and President since July 2005. He previously served as our President and Chief Operating Officer from April 2004 to July 2005, and as our Vice President and Chief Operating Officer from July 2003 until April 2004. From November 1995 to July 2003, he served as our Vice President, Global Sales and Service. From 1980 to November 1995, he served in various management positions of MKS, including Manufacturing Manager, Production and Inventory Control Manager,

and Director of Customer Support Operations. Mr. Berlinghieri has served as a director of Rudolph Technologies, Inc. since September 2008. Mr. Berlinghieri’s over 30 years of experience within the Company gives him particularly deep insight into the organization.

Richard S. Chute

Mr. Chute has served as our director since 1974. Mr. Chute was a member of the law firm of Hill & Barlow, a Professional Corporation, from 1971 to January 2003, with an extensive corporate practice, and is currently an attorney in private practice. Mr. Chute has served as a director of Massachusetts Audubon Society, Inc. since October 2004, currently serving as Chair of its Audit Committee and a member of its Administration and Finance Committee, the Committee on the Board and its Diversity Committee. Mr. Chute has also served as a director and member of the Nominating Committee of Manomet, Inc. since November 1993. He has served on over 15 other non-profit and private company boards. Mr. Chute’s extensive legal experience provides him with a unique perspective, which is particularly valuable in Mr. Chute’s current roles as Secretary of the Company and as Chairman of the Nominating and Corporate Governance Committee.

Peter R. Hanley

Mr. Hanley has served as our director since March 2008. Since December 2009, Mr. Hanley has served as an occasional consultant to Novellus Systems, Inc, a leading developer of semiconductor manufacturing equipment. That consulting engagement has historically involved litigation support, and could from time to time involve executive training, in areas not related to Novellus’ suppliers. From January 2004 until December 2007, Mr. Hanley served as a part-time employee of Novellus, engaged primarily in executive training. Mr. Hanley served as President of Novellus from May 2001 to December 2003. Prior to that, he served as Novellus’ Executive Vice President of Worldwide Sales from June 1992 until May 2001. Prior to joining Novellus, Mr. Hanley served from 1985 to 1992 at Applied Materials, Inc., a leader in the semiconductor capital equipment industry, most recently as Group Vice President of Worldwide Sales and Service and previously as Vice President and General Manager of their Etch Products Division. Before joining Applied Materials, Mr. Hanley served from 1978 to 1984 at Varian Associates, a leader in the semiconductor capital equipment industry, most recently as Vice President of Technology and previously as Vice President and General Manager of their Extrion Ion Implantation Division. Mr. Hanley has served as a director of Crossing Automation since January 2010, and has served as a director of a non-profit organization since 2008. From 2004 to May 2007, Mr. Hanley served as a director of Thermawave, Inc., a developer of process control metrology systems used in the manufacture of semiconductors, which was sold to KLA Tencor. Mr. Hanley’s substantial background in the semiconductor industry, for more than 25 years, including senior management roles at Novellus and Applied Materials, two of MKS’ largest customers, provides the Board of Directors with insights into the industry’s sales and marketing challenges and opportunities.

Hans-Jochen Kahl

Mr. Kahl has served as our director since January 2001. From June 1994 through September 1996, Mr. Kahl served as a consultant to Ebara, a Japanese manufacturer of industrial water pumps and vacuum process equipment for the semiconductor industry. Mr. Kahl was employed by Leybold AG, formerly Leybold-Heraeus GmbH, a leading international manufacturer of vacuum pumps and other vacuum process equipment for the semiconductor industry, from July 1983 to March 1992, where he served as a managing director and was primarily responsible for sales, marketing and strategic planning. From September 1995 to November 2000, he was a director of Applied Science and Technology, Inc. (ASTeX) which was acquired by MKS. Mr. Kahl has served as a director of Solid State Management, a privately held manufacturer of high precision measurement tools since November 1996. Mr. Kahl’s widespread experience in the semiconductor industry provides him with valuable insight into the operational and strategic issues facing our industry.

Louis P. Valente

Mr. Valente has served as our director since February 1996. Mr. Valente has served as Chairman of Palomar Medical Technologies, Inc., a company which designs, manufactures and markets cosmetic lasers, since September 1997. He has been a director of Palomar Medical Technologies, Inc. since February 1997 and was its President and

Chief Executive Officer from May 1997 to May 2002. From 1968 to 1995, Mr. Valente held numerous positions at Perkin Elmer, Inc. (formerly EG&G, Inc.), a provider of drug discovery, research and clinical screening products, services and technologies for the life science industry. Initially, he was an Assistant Controller and later Corporate Treasurer, before becoming Senior Vice President of EG&G, Inc., presiding over and negotiating acquisitions, mergers and investments. Mr. Valente has served as a director of Medical Information Technology, Inc. since 1972. He served as a director of Surgilight, Inc., from July 2001 to October 2008, and as a director of Patient Care Technologies, Inc. from 1992 to April 2007. Mr. Valente is a certified public accountant. Mr. Valente’s experience at the helm of a public corporation, in addition to his extensive acquisition and financial background, offers the Board of Directors a valuable skill set.

Agreements as to Nomination

Mr. Bertucci resigned from his employment with MKS effective December 31, 2006. Mr. Bertucci’s employment agreement provided that if Mr. Bertucci resigned from his employment, then, subject to applicable law, our Amended and Restated By-Laws, our Restated Articles of Organization and the directors’ fiduciary duties, the Board of Directors shall nominate Mr. Bertucci for election as a Class III director and consider Mr. Bertucci for appointment as Chairman of the Board of Directors, until such time as Mr. Bertucci is no longer eligible for nomination as a director.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Bertucci and Mr. Berlinghieri, are independent as defined under the rules of the NASDAQ Stock Market.

In determining Mr. Hanley’s independence, the Board of Directors considered Mr. Hanley’s past and current relationship with Novellus, a significant customer of MKS. The Board of Directors considered such factors including, but not limited to, the fact that Mr. Hanley is not a significant shareholder of Novellus and has not been an executive officer of Novellus since December 2003, and that Mr. Hanley’s current role and compensation as an occasional consultant to Novellus does not relate in any way to relationships with that company’s suppliers in general or with us in particular.

Board Leadership Structure

Since 2005, we have separated the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board.

In addition, the Board of Directors has established the position of Lead Director. Our Corporate Governance Guidelines provide that during any period in which the Chairman of the Board of Directors is not an independent director, a Lead Director shall be elected by and from the independent directors. The primary role of the Lead Director is to serve as a liaison between the independent directors and the Chairman of the Board of Directors and the Chief Executive Officer and to represent the interest of the independent directors, as appropriate. Louis P. Valente has served as Lead Director since 2008. Pursuant to our Corporate Governance Guidelines (which are posted on our website at http://www.mksinst.com in the Corporate Governance Section under the Investors tab), the Lead Director shall, among other matters:

•	Have the authority to call meetings of the independent directors.

•	Preside at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present, including executive sessions of the independent directors.

•	Assure that at least two meetings per year of only the independent directors are held and chair any such meetings of the independent directors.

•	Facilitate communications and serve as a liaison between the independent directors and the Chairman of the Board of Directors and the Chief Executive Officer, provided that any director is free to communicate directly with the Chairman of the Board of Directors and with the Chief Executive Officer.

•	Work with the Chairman of the Board of Directors and the Chief Executive Officer in the preparation of the agenda for each Board of Directors meeting and approve each such agenda.

•	Oversee, in conjunction with the Nominating and Corporate Governance Committee, the annual reviews of the performances of the members of the Board of Directors.

•	If a meeting is held between a major shareholder and a representative of the independent directors, the Lead Director shall serve, subject to availability, as such representative of the independent directors.

•	Otherwise consult with the Chairman of the Board of Directors and the Chief Executive Officer on matters relating to corporate governance and performance of the Board of Directors.

Our Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between management and independent leadership participation in the Board of Directors process.

Board’s Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. Senior management attends quarterly meetings of the Board of Directors, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by the Board of Directors. Additionally, our three board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee coordinates the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning as it relates to our Chief Executive Officer. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance. When any of the committees receives a report related to material risk oversight, the Chairman of the relevant committee reports on the discussion to the full Board of Directors.

Board of Director Meetings and Committees of the Board of Directors

The Board of Directors held four meetings in 2010. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he or she served. Pursuant to our Corporate Governance Guidelines, directors are encouraged to attend annual meetings of shareholders. All of the directors then serving on the Board of Directors attended the 2010 Annual Meeting of Shareholders.

The Board of Directors has established three standing committees — Audit, Compensation and Nominating and Corporate Governance — each of which operates under a charter that has been approved by the Board of Directors. Each committee’s current charter is posted under the Investors tab on our website, http://www.mksinst.com, under the heading Corporate Governance.

Audit Committee

The Audit Committee consists of Messrs. Anderson, Beecher (Chairman) and Valente. The Audit Committee’s responsibilities include:

•	appointing, approving the fees of and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing our annual audited financial statements and related disclosures with management and the independent registered public accounting firm;

•	reviewing our quarterly unaudited financial statements;

•	coordinating oversight of our internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing any related party transactions; and

•	preparing the Audit Committee report required by SEC rules (which is included on page 33 of this proxy statement).

The Audit Committee held five meetings in 2010.

Compensation Committee

The Compensation Committee consists of Messrs. Anderson (Chairman), Hanley and Valente. The Compensation Committee’s responsibilities include:

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers;

•	CEO succession planning;

•	annually reviewing and approving our management incentive bonus plan;

•	reviewing the Compensation Discussion and Analysis required to be included in the annual proxy statement;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to the Board of Directors with respect to director compensation.

The Compensation Committee held four meetings in 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Ms. Amon and Messrs. Chute (Chairman) and Kahl. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees; and

•	developing and recommending corporate governance principles to the Board of Directors.

The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board of Directors and each of the Board of Directors’ committees. The Nominating and Corporate Governance Committee held two meetings in 2010.

For information relating to the nomination of directors, see “Director Candidates” below.

Audit Committee Financial Expert

The Board of Directors has determined that each of the three members of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Director Candidates

The Nominating and Corporate Governance Committee recommended to the Board of Directors that the director nominees be nominated by the Board of Directors for election as Class III directors. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria attached to the Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. Nominees should generally be under the age of 75 at the time of nomination. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prescribed by law. In considering director candidates, the Committee takes into account the value of diversity on the Board. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our Company’s Common Stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, in care of Kathleen F. Burke, Esq., General Counsel, MKS Instruments, Inc., 2 Tech Drive, Suite 201, Andover, MA 01810. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying the same criteria, as it does in considering other candidates.

Shareholders also have the right under our Amended and Restated By-Laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth under the heading “Deadline for Submission of Shareholder Proposals for the 2012 Annual Meeting” below.

Communications from Shareholders

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if appropriate. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board of Directors should address such communications to the Board of Directors in care of Kathleen F. Burke, Esq., General Counsel, MKS Instruments, Inc., 2 Tech Drive, Suite 201, Andover, MA 01810.

Code of Ethics

We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees (including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), which is posted in the Investors tab on our website, http://www.mksinst.com, under the heading Corporate Governance. We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics on our website.

Compensation Committee Interlocks and Insider Participation

In 2010, the Compensation Committee was comprised of Messrs. Anderson, Hanley and Valente. None of the members of the Compensation Committee during 2010 were, at any time, officers or employees of MKS or our subsidiaries, and none of them had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers serves, or has served, as a member of the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The following is a brief summary of the background of each of our current executive officers, other than Mr. Berlinghieri, whose background is described under the heading “Directors” above:

Seth H. Bagshaw, Vice President, Chief Financial Officer and Treasurer, Age 51

Mr. Bagshaw has served as our Vice President and Chief Financial Officer since January 2010 and as Treasurer since March 2011. From March 2006 until January 2010, Mr. Bagshaw served as our Vice President and Corporate Controller. Prior to joining MKS, Mr. Bagshaw served as Vice President and Chief Financial Officer of Vette Corp., an integrated global supplier of thermal management systems from 2004 until 2006. From 1999 until 2004, Mr. Bagshaw served as Vice President and Corporate Controller of Varian Semiconductor Equipment Associates, Inc., a leading producer of ion implantation equipment used in the semiconductor manufacturing industry, and from 1998 until 1999, he served as Vice President and Chief Financial Officer of Palo Alto Products International, Inc., an industrial design, engineering and manufacturing company, until its acquisition by Flextronics International, Ltd. Prior to that, Mr. Bagshaw held several senior financial management positions at Waters Corporation, a developer of innovative analytical science solutions, most recently as Vice President and Chief Financial Officer of its Asia-Pacific region, and was a Senior Manager at PricewaterhouseCoopers LLC. Mr. Bagshaw is a Certified Public Accountant and has a B.S. in Business Administration from Boston University and an M.B.A. from Cornell University.

Gerald G. Colella, Vice President and Chief Operating Officer, Age 54

Mr. Colella has served as our Vice President and Chief Operating Officer since January 2010, and served as our Vice President and Chief Business Officer from April 2005 until January 2010. In addition, Mr. Colella also served as Acting Group Vice President, PRG Products from July 2007 to March 2010. From October 1997 to April 2005, he served as our Vice President, Global Business and Service Operations, from March 1996 to October 1997, he served as our Director of Materials Planning and Logistics, and from 1994 to 1996, he served as our Materials Planning and Logistics Manager. Mr. Colella joined MKS in 1983. He holds an M.B.A. from Southern New Hampshire University, as well as a B.A. in Secondary Education from the University of Massachusetts.

Paul M. Eyerman, Vice President and General Manager, ENI Products, Age 49

Mr. Eyerman has served as our General Manager, ENI Products since January 2004 and has additionally been a Vice President since March 2010. From January 2002 until January 2004, Mr. Eyerman served as our General Manager, Medical Electronics. Prior to joining MKS, from March 1999 to November 2001, Mr. Eyerman served as Vice President Marketing at Fujant, Inc., a developer of advanced power amplifier products. From 1997 to 1999, Mr. Eyerman served as Senior Director Product Management at ADC Telecommunications, Inc., a leading producer of telecommunications equipment. From 1983 to 1997, he served in various positions at Motorola, Inc., most recently as Senior Product Manager. Mr. Eyerman has a B.S. in Electrical Engineering from the University of Illinois Champaign/Urbana, an M.S. in Electrical Engineering from Illinois Institute of Technology and an M.B.A. from Northwestern University.

John T.C. Lee, Group Vice President, Controls and PFMC, Age 48

Dr. Lee has served as our Group Vice President, Controls and PFMC, since January 2011. Previously, beginning in October 2007, Dr. Lee served as our Group Vice President, CIT Products. Prior to joining MKS, Dr. Lee served as the Managing Director of Factory Technology and Projects within the Solar Business Group at Applied Materials, Inc., a global leader in nanomanufacturing and technology solutions, from February 2007 until October 2007. From 2002 until 2007, he served as General Manager of the Cleans Product Group and the Maydan Technology Center at Applied Materials. Prior to Applied Materials, Dr. Lee served from 1997 until 2002 as the Research Director of the Silicon Fabrication Research Department at Lucent Technologies, a voice, data and video communications provider, and from 1991 until 1997 as a Member of Technical Staff in the Plasma Processing Research Group within Bell Labs. Dr. Lee holds a B.S. from Princeton University and both an M.S.C.E.P. and Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering.

Paul A Loomis, Vice President and General Manager, ASTeX Products, Age 46

Mr. Loomis has served as General Manager, ASTeX Products since July 2007 and has additionally been a Vice President since March 2010. From August 2002 until July 2007, Mr. Loomis served as Product / Business Unit Manager, ASTeX Products. Prior to joining MKS, Mr. Loomis served in various leadership positions including Product Manager, Operations Manager and Strategic Marketing Manager at Axcelis Technologies (formerly Eaton Semiconductor Equipment Operations), a global supplier of ion implantation equipment used in the semiconductor manufacturing industry. Prior to that, Mr. Loomis served in various engineering leadership positions at General Dynamics Electric Boat, a designer and builder of nuclear powered submarines. Mr. Loomis received his M.B.A from Boston University, MSEE from Rensselaer Polytechnic Institute and BSEE from University of Maryland.

John A. Smith, Group Vice President, ASG, Age 60

Dr. Smith has served as our Vice President and Group Vice President, ASG (our Analytical Solutions Group) since January 2011. Dr. Smith served as Vice President and Chief Technology Officer from January 2005 until January 2011. From December 2002 to January 2005, Dr. Smith served as Vice President of Technology and General Manager of the Instruments and Control Systems Product Group, which was comprised of Pressure Measurement and Control, Materials Delivery, Gas Composition and Analysis, and Control and Information Technology products. Prior to this position, Dr. Smith served as Vice President and General Manager of Materials Delivery Products and Advanced Process Control, from February 2002 to December 2002. From July 1994 until February 2002, he was Managing Director of MKS Instruments, U.K. Ltd. Dr. Smith has a Ph.D. in electronic engineering from the University of Manchester, U.K.

William D. Stewart, Vice President, Vacuum Products, Age 66

Mr. Stewart has served as our Vice President, Vacuum Products since 1997, and additionally served as Vice President of PFMC Products from January 2009 until December 2010. From 1986 to 1997, he was President of HPS Products, which we acquired in 1986. Mr. Stewart co-founded HPS in 1976. Mr. Stewart has an M.B.A. from Northwestern University and a B.S. in Business Administration from the University of Colorado. Mr. Stewart has served on the Board of Directors of the Janus Funds since September 1993.

Our executive officers are appointed by the Board of Directors on an annual basis and serve until their successors are duly appointed and qualified. There are no family relationships among any of our executive officers or directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to attract, retain and motivate the critical talent that is required to execute our business strategy and lead us to achieve our long-term growth and earnings goals. This section summarizes our compensation philosophy and objectives relating to our principal executive officer, principal financial officer, and each of the three other most highly compensated executive officers, who we refer to in this proxy statement as the “Named Executive Officers.”

In 2010, we experienced record revenues and earnings, representing dramatic increases over the prior year. In 2009, during the economic downturn, our Named Executive Officers were subject to salary reductions, decreased equity grants and the elimination of the Management Incentive Bonus Plan, as well as corporate-wide cost-saving measures such as mandatory corporate shut-downs, and the temporary cessation of employee stock purchase plans and 401(k) corporate matches. As revenues began to return in late 2009, these measures were returned to prior levels. In addition, with the dramatic increase in business in early 2010, the Compensation Committee reinstated the Management Incentive Bonus Plan and implemented a one-time six-month bonus for 2010. This six-month portion of the 2010 Management Incentive Bonus Plan was implemented to reward management for exceptional growth in early 2010.

Our executive compensation program is guided by the following principles:

•	Offer compensation programs that are competitive with programs at companies of similar size and in a similar industry.

•	Reward individual initiative, leadership and achievement.

•	Provide short-term annual performance bonus incentives for management to meet or exceed our earnings goals.

•	Provide long-term equity incentive compensation, such as restricted stock units, or RSUs, to encourage management to focus on shareholder return.

•	Emphasize our pay-for-performance philosophy.

Our executive compensation program is designed to provide an overall compensation package that is competitive, on a position-by-position basis, when benchmarked against that of comparable companies, while factoring in an executive’s individual performance, tenure and potential with the Company. The differentiation in compensation among the executive officers reflects the relative value that the market places on these positions, as well as each individual’s performance, tenure and potential with the Company. Our goal is to use executive compensation programs to closely align the interests of our management with the interests of shareholders so that our management has incentives to achieve short-term performance goals while building long-term value for our shareholders. We review our executive compensation programs from time to time in order to determine their competitiveness and to take into account factors that are unique to us.

Elements of Compensation

The following summarizes the compensation elements for our Named Executive Officers. We benchmark each of the various compensation elements, including salary, short-term incentives, and long-term incentives, to the median levels for the individual position in the market. In considering the compensation of an executive relative to the market level, we look qualitatively at the individual’s overall performance, tenure and potential with the

Company. Currently, all of our Named Executive Officers are paid in the range of, or slightly below the range of, their competitive market.

Base Salary

Base salaries are designed to provide executives with a level of predictability and stability with respect to a portion of their total compensation package. In establishing base salaries for executive officers, the Compensation Committee considers the executive’s responsibilities, performance, historical salary levels, internal equity among executives and the base salaries of executives at comparable companies and, with respect to salaries other than that of the Chief Executive Officer, the Chief Executive Officer’s recommendations. Because of the highly cyclical nature of our business, we have from time to time resorted to temporary salary reductions. In 2008 and 2009, because of the economic downturn, our Named Executive Officers were subject to temporary salary reductions. As revenues began to return in late 2009, salaries were returned to prior levels.

Short-term Incentives — Bonus Plan

Our Management Incentive Bonus Plan provides a short-term incentive to reward management for reaching our overall earnings goals and to reinforce our pay-for-performance philosophy. We believe that our plan provides significant incentive to the executive officers to exceed our financial goals. In 2010, each executive was eligible for an annual performance bonus calculated based on a specified target percentage of base salary, called an “Individual Incentive Target.” In 2010, in addition to the annual component of the Management Incentive Bonus Plan, the Company also implemented a six-month component to the plan. Due to the worldwide economic crisis, management received no bonus in 2008, and the Company did not offer a Management Incentive Bonus Plan in 2009. The six-month component of the 2010 Management Incentive Bonus was implemented to reward management for exceptional growth in early 2010. We are not offering a six-month component of the Management Incentive Bonus Plan in 2011, and do not anticipate that such an additional bonus would be offered in the future, except under unusual circumstances.

The annual component of the Management Incentive Bonus Plan formula was calculated as follows:

Base Salary x Individual Incentive Target x Annual Corporate Performance Multiplier

The 2010 six-month component of the Management Incentive Bonus Plan formula was calculated as follows:

Base Salary x Individual Incentive Target x Six-Month Corporate Performance Multiplier

For each of the annual component and the six-month component of the Management Incentive Bonus Plan in 2010, the Individual Incentive Targets were 100% of base salary for Mr. Berlinghieri, 50% for Mr. Bagshaw, 70% for Mr. Colella, 55% for Mr. Lee and 50% for Mr. Stewart.

In recent years, for executives who headed up a product group, a portion of the annual bonus was tied to product group targets. However, achievement of the product group-based portion of the bonus fluctuated significantly in the years since these incentives were first initiated. In 2010, we decided to eliminate the product group target portion of the bonus for executives to focus solely on the corporate objective, which we believe eliminates complexity and more closely aligns all executives’ interests with those of our shareholders.

Annual achievement of the Management Incentive Bonus Plan has varied widely, from no payment in some years to the maximum of 200% in others. The average bonus payout from 1997 through 2010 has been approximately 75% (out of a maximum of 200%). While the Company endeavors to set reasonable, but challenging, targets for the plan each year, consistent achievement is particularly challenging in the semiconductor industry, which is subject to wide, and often unpredictable demand shifts.

2010 Annual Component

The “Annual Corporate Performance Multiplier” for the annual component of the bonus in 2010 ranged from 0% for achievement below the specified minimum annual corporate goal up to 200% for achievement of the maximum annual corporate goal. Accordingly, the maximum payout possible for each executive was 200% of his Individual Incentive Target and the minimum payout was zero, with incremental payouts for performance between these levels, beginning at 70%. In 2010, annual performance bonuses were based upon our achievement of specific pro-forma, pre-tax earning goals. In 2010, participants would not receive any portion of the annual component of their bonus if our pro forma operating income after bonus and before tax was less than the minimum threshold of $68 million. Participants would receive 70% of the annual component if such income was $68 million, and would receive the maximum 200% if such income was $179 million or more, with incremental payments for achievement in between. In 2010, because our pro-forma operating income after bonus and before tax was over $196 million, participants received the maximum amount of the annual component of their bonus.

2010 Six-Month Component

As described above, in 2010, the Compensation Committee implemented a six-month component to the Management Incentive Bonus Plan, in addition to the usual annual component to the plan. The “Six-Month Corporate Performance Multiplier” in 2010 ranged from 0% for achievement below the specified minimum six-month pro-forma, pre-tax operating income goal, up to 30% for achievement of the maximum six-month corporate goal. Accordingly, the maximum payout possible for each executive was 30% of his Individual Incentive Target and the minimum payout was zero, with incremental payouts for performance between these levels, beginning at 5%. In 2010, participants would not receive any portion of the six-month component of their bonus if our six-month pro forma operating income after bonus and before tax was less than the minimum threshold of $10 million. Participants would receive 5% of the six-month component if such income was $10 million, and would receive the maximum 30% if such income was $60 million or more, with incremental payments for achievement in between. In 2010, because our six-month pro forma operating income after bonus and before tax was over $92 million, participants received the maximum amount of the six-month component of their bonus.

Long-Term Incentive Compensation — Equity Grants

We provide executives with long-term incentive compensation, in the form of RSUs in order to:

•	Align executives’ interests with those of the shareholders by allowing executives to share in appreciation in the value of our Common Stock.

•	Balance the short-term focus of annual short-term incentive compensation with a longer term reward for appreciating our value.

•	Retain executives because equity-based compensation vests over time.

Since 2007, we have issued RSUs as our equity incentive. We believe that RSUs are attractive because they help ensure executives’ interests are aligned with shareholders in both a rising and a declining stock market. We believe RSUs are preferable to options, which have a relatively high accounting cost as compared to their potential value to the executive and preferable to restricted stock, which gives the executive voting rights prior to full vesting.

The Named Executive Officers receive half of their targeted annual equity grant value in the form of performance-based RSUs, to further our pay-for-performance philosophy. The other portion of their grant is in the form of time-based RSUs. Historically, the performance objectives for our equity grants related to corporate pro forma operating income objectives. However, due to the unusual economic conditions in recent years, in 2009 and 2010, our performance objectives related to achievement of annual corporate cash break-even levels, to motivate executives to control costs during the downturn. In 2011, our performance objectives are tied to targets for adjusted operating cash flow from operations (net income plus depreciation, amortization and non-cash stock-based compensation less capital expenditures and excluding special items).

In 2010, according to our performance targets, participants would forfeit all of their performance-based RSUs if our pro forma cash break-even (excluding intangibles, amortization, special items and the effects of acquisitions and divestitures) was over $500 million. They would receive 60% of their target performance-based RSUs if such break-even was $500 million and would receive the maximum 140% of their target if such break-even was $454 million or less, with incremental payments for achievements in between. In 2010, because our pro forma cash break-even was $458 million, participants achieved 135% of their target for their performance-based RSUs. RSUs granted to Named Executive Officers vest in equal annual installments over three years, subject to achievement of the performance goal with respect to the performance-based portion.

When establishing equity grant levels, the Compensation Committee considers general corporate performance and material economic conditions, comparable company grants to comparable executives, executive seniority and experience, the dilutive impact of the grants, previous grant history for each executive, vesting schedules of outstanding equity-based grants, the current stock price and individual contributions to our financial, operational and strategic objectives and, with respect to grants made to individuals other than the Chief Executive Officer, the Chief Executive Officer’s recommendations.

It is our practice to make an initial equity-based grant to all executives at the time they commence employment, in an amount that is consistent with those granted to executive officers in the industry at similar levels of seniority. In addition, we typically make an annual grant of equity-based compensation to executives during the first fiscal quarter of each year. Discretionary equity-based grants may be made throughout the year to provide an incentive to achieve a specific goal or to reward a significant achievement.

Retirement Benefits

Pursuant to employment agreements, we provide supplemental retirement benefits to certain executives, including Messrs. Berlinghieri and Colella, or, in the event of either such executive’s death, to his spouse. These supplemental benefits are designed to reward long service with us and to serve as a significant incentive for these executives to remain with us. In addition, these benefits are designed to provide for supplemental retirement benefits for executives that are not available under our company-wide employee benefit plans due to regulatory limitations on benefit accruals.

In addition, we also provide retiree medical benefits to Messrs. Berlinghieri, Colella and Stewart, and their respective spouses, for their lifetimes, upon meeting specified criteria. This benefit was designed to retain these executives over the long-term from the time that the benefit is first granted to the executive because it is contingent upon the executive maintaining his employment with us until age 62, with specified exceptions.

In 2011, our Compensation Committee re-evaluated our historical practice of providing certain post-retirement benefits to certain executives, including post-retirement medical benefits, post-retirement car allowance, and Section 4999 excise tax gross ups in the event of termination following a change in control. Our Compensation Committee concluded that, while these benefits were attractive elements to retain certain executives historically, the elimination of any future grants of these benefits more closely meets our objective to align executive compensation with performance. Accordingly, we have adopted a policy not to grant those post-retirement benefits or excise tax gross ups in the future.

Perquisites

We offer certain perquisites to the Named Executive Officers to allow executives to focus on corporate strategy and enhancing shareholder value, to provide competitive pay packages and, in certain circumstances, to entertain customers. Examples of these perquisites are car payments, health cost reimbursements and club memberships.

Severance and Change-in-Control Provisions

We have entered into employment agreements with each of the Named Executive Officers (other than Mr. Lee, who is a California resident), providing for certain severance provisions and benefits associated with various termination scenarios and restricting the officers’ ability to compete with us during and following the termination of employment. In addition, RSU agreements with the Named Executive Officers provide for acceleration of vesting in the event the executive is terminated without cause or resigns with good reason within 24 months of a change-in-control. The severance and change-in-control provisions are designed to be competitive in the marketplace, to provide security for Named Executive Officers in the event that we are acquired and his respective position is impacted and to provide an incentive for the executive to stay with us through such a change-in control-event. They are also intended to protect us from competitive harm, by compensating the Named Executive Officers for agreeing to substantial non-compete provisions after termination. See “Potential Payment Upon Termination of Employment or Change-in-Control” for more information about these agreements.

Compensation Consultant; Market Comparison

The Company periodically engages a compensation consultant to serve as an independent advisor to the Compensation Committee regarding compensation for the Board of Directors and our executives. The Compensation Committee utilizes the consultant in three ways:

•	to provide the Compensation Committee and the Company with occasional consultation regarding compensation compliance and strategies;

•	to provide annual benchmarking compensation data; and

•	to conduct, from time to time, formal competitive compensation analysis for the Compensation Committee regarding each executive, on a position-by-position basis, and the Board of Directors.

In 2009, the Compensation Committee engaged Radford Surveys and Consulting, or Radford, to conduct a formal competitive analysis of our compensation for the Board of Directors. In 2010, the Compensation Committee engaged Radford to prepare a competitive compensation analysis for each of our executives on a position-by-position basis. The consultant utilized both an analysis of comparable peer company compensation data, as well as size and industry-appropriate broad survey data. In 2010, we benchmarked against the following comparable peer companies:

Advanced Energy Industries, Inc.	Itron, Inc.
Axcelis Technologies, Inc.	Kulicke & Soffa Industries, Inc.
Brooks Automation, Inc.	Median
Coherent, Inc.	Newport Corp.
Cymer, Inc.	Photronics, Inc.
Daktronics, Inc.	Teradyne, Inc.
Entegris, Inc.	Varian, Inc.
FEI Co.	Varian Semiconductor Equipment Assoc., Inc.
Verigy Ltd.

Role of Company Executives

The Chief Executive Officer reviews the performance of all of the other executive officers with the Compensation Committee and makes recommendations relating to executive compensation of such executives. Management develops proposed goals for review and approval by the Compensation Committee for the annual performance bonus and performance-based equity, develops proposals relating to potential changes in compensation programs for review and approval by the Compensation Committee and provides the Compensation Committee and advisors with information necessary to evaluate and implement compensation proposals and programs.

Impact of Accounting and Tax on the Form of Compensation

Impact of Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million per person paid to such company’s chief executive officer and other executive officers whose compensation is required to be reported to shareholders pursuant to the Securities Exchange Act of 1934, as amended, by reason of being among the four most highly-paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). However, because neither our 2004 Stock Incentive Plan (other than with respect to stock options) nor our Management Incentive Bonus Plan is designed to qualify as performance-based compensation under Section 162(m), it is possible that a portion of any bonus payable to, or compensation arising under equity awards (other than stock options) granted to, the Chief Executive Officer and certain other executives will not be deductible for federal income tax purposes. The

Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the Section 162(m) limit when the Committee believes such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance, and are in the best interests of the shareholders.

Impact of ASC 718

The Compensation Committee has considered the impact of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718 (formerly SFAS 123R), on our use of equity incentives as a key retention tool. Because of the significant cost associated with options under ASC 718 as compared to the potential value delivered, the Compensation Committee elected to grant more efficient equity instruments instead of stock options. Accordingly, it granted to executives restricted stock in 2006 and RSUs beginning in 2007. The Compensation Committee will regularly review its choice of equity instruments taking into account both tax and accounting considerations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Robert R. Anderson, Chairman
Peter R. Hanley
Louis P. Valente

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the aggregate amounts of compensation earned by our Named Executive Officers in the years ended December 31, 2010, 2009 and 2008.

						Change in
						Pension Value
						and
						Nonqualified
					Non Equity	Deferred
		Salary	Bonus	Stock	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	($)(1)	($)(1)	Awards ($)(2)	Compensation ($)(3)	Earnings ($)(4)	Compensation ($)(5)	Total ($)

Leo Berlinghieri, CEO & President	2010	$574,150	$0	$1,445,340	$1,320,546	$2,239,680	$44,269	$5,623,985
	2009	$497,389	$6,115	$592,386	$0	$209,185	$42,645	$1,347,721
	2008	$511,967	$0	$1,234,634	$0	$766,886	$30,114	$2,543,601
Seth H. Bagshaw, VP, CFO & Treasurer(6)	2010	$274,440	$0	$266,832	$315,606	$0	$45,884	$902,763
Gerald G. Colella, VP & Chief Operating Officer	2010	$399,332	$0	$555,900	$642,925	$849,239	$47,976	$2,495,723
	2009	$360,807	$4,212	$198,597	$0	$127,881	$44,628	$736,125
	2008	$358,826	$0	$413,910	$0	$459,074	$45,913	$1,277,723
John T.C. Lee, Group VP, Controls and PFMC(6)	2010	$299,538	$0	$277,950	$378,916	$0	$56,280	$1,012,684
	2009	$253,228	$3,173	$141,855	$0	$0	$41,834	$440,090
William D. Stewart, VP, Vacuum Products	2010	$274,729	$0	$336,582	$315,938	$0	$22,807	$950,056
	2009	$239,100	$3,000	$136,181	$0	$0	$23,946	$402,227
	2008	$242,150	$0	$283,824	$0	$0	$25,406	$551,380

(1)	2008 and 2009 salaries reflect temporary salary reductions implemented during the economic downturn. Bonus amounts listed in 2009 represent a cash bonus equal to approximately three days’ pay, which was made to all U.S. employees in December 2009.

(2)	Represents the grant date fair value for each RSU granted to the executive officer during the covered year, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). The assumptions used in determining the grant date fair values of awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(3)	Amounts shown reflect compensation under the Management Incentive Bonus Plan earned for the year indicated, which was paid in the following year. In 2009, due to the global economic crisis, we did not offer our Management Incentive Bonus Plan. For 2010 and 2008, each executive was eligible for an annual performance bonus calculated based on a specified target percentage of base salary, called an “Individual Incentive Target.” The maximum bonus payout possible was 200% of this Individual Incentive Target and the minimum payout was zero, with incremental pay-outs for performance between these levels. Annual performance bonuses were paid out upon achievement of specific corporate pro forma pre-tax earnings goals. In addition, in 2010, each executive was also eligible for a six-month component of the bonus, up to 30% of the Individual Incentive Target. In 2010 the Individual Incentive Targets for the Named Executive Officers were: Mr. Berlinghieri — 100%, Mr. Bagshaw — 50%, Mr. Colella — 70%, Mr. Lee — 55% and Mr. Stewart — 50%. For 2010, we paid a bonus of 200% of Individual Incentive Targets to the Named Executive Officers for the annual component, and a bonus of 30% of Individual Incentive Targets for the 2010 six-month component. The Individual Incentive Targets for the Named Executives Officers in 2008 were: Mr. Berlinghieri — 100%; Mr. Colella — 65% and Mr. Stewart — 50%. For 2008, we paid no bonus under the Management Incentive Bonus Plan.

(4)	The employment agreements for each of Messrs. Berlinghieri and Colella provide for supplemental retirement benefits. The amounts listed represent the actuarial increase in present value for each year indicated, from the prior fiscal year.

(5)	For Mr. Berlinghieri, with respect to 2010, this amount was comprised of $14,091 for car related expenses, $5,870 for golf club membership, $23,586 for company paid health and life insurances and $721 for a length of service award. With respect to 2009, this amount was comprised of $14,879 for car related expenses, $5,570 for golf club membership and $22,196 for company paid health and life insurances. With respect to 2008, this amount was comprised of $5,784 for car related expenses, $5,200 for golf club membership and $19,130 for company paid health and life insurances. For Mr. Bagshaw, with respect to 2010, this amount was comprised of $12,479 for car related expenses, $5,870 for golf club membership, $23,861 for company paid health and life insurances and $3,675 for 401(k) matching contributions. For Mr. Colella, with respect to 2010, this amount was comprised of $13,806 for car related expenses, $5,870 for golf club membership, $25,992 for company paid health and life insurances and $2,308 for 401(k) matching contributions. With respect to 2009, this amount was comprised of $12,372 for car related expenses, $5,570 for golf club membership, $22,621 for company paid health and life insurances and $4,066 for 401(k) matching contributions. With respect to 2008, this amount was comprised of $13,264 for car related expenses, $5,200 for golf club membership, $20,549 for company paid health and life insurances and $6,900 for 401(k) matching contributions. For Mr. Lee, with respect to 2010, this amount was comprised of $15,470 for car related expenses, $6,253 for golf club membership, $29,884 for company paid health and life insurances and $4,673 for 401(k) matching contributions. With respect to 2009, this amount was comprised of $16,466 for car related expenses, $4,550 for golf club membership, $18,814 for company paid health and life insurances and $2,005 for 401(k) matching contributions. For Mr. Stewart, with respect to 2010, this amount was comprised of $8,672 for car related expenses, $10,473 for company paid health and life insurances and $3,662 for 401(k) matching contributions. With respect to 2009, this amount was comprised of $13,233 for car related expenses, $6,255 for company paid health and life insurances and $4,459 for 401(k) matching contributions. With respect to 2008, this amount was comprised of $13,208 for car related expenses, $5,298 for company paid health and life insurances and $6,900 for 401(k) matching contributions.

(6)	Under the applicable rules of the Securities and Exchange Commission, Messrs. Bagshaw and Lee were not executive officers in 2008, and Mr. Bagshaw was not an executive officer in 2009. Accordingly, their compensation is not included with respect to such years for such individuals.

Grants of Plan-Based Awards in Fiscal Year 2010

								All Other
								Stock
		Estimated Future Payouts						Awards:
		Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive			Number of	Grant Date
		Plan Awards(2)			Plan Awards(3)			Shares of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Stock
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	Units (#)(4)	Awards ($)(5)

Leo Berlinghieri	03/04/10	$0	$747,500	$1,322,500	19,500	32,500	45,500	32,500	$1,445,340
Seth H. Bagshaw	03/04/10	$0	$178,750	$316,250	3,600	6,000	8,400	6,000	$266,832
Gerald G. Colella	03/04/10	$0	$364,000	$644,000	7,500	12,500	17,500	12,500	$555,900
John T.C. Lee	03/04/10	$0	$214,500	$379,500	3,750	6,250	8,750	6,250	$277,950
William D. Stewart	03/04/10	$0	$178,750	$316,250	3,600	6,000	8,400	6,000	$266,832
	05/03/10							3,000	$69,750

(1)	This column shows the date of grant for all equity awards granted in 2010.

(2)	Represents aggregate threshold, target and maximum payout levels under both the annual and six-month components of the 2010 Management Incentive Bonus Plan. The actual amount of incentive bonus earned by each Named Executive Officer in 2010 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. See footnote 3 to the Summary Compensation table for details on the terms of the plan.

(3)	These RSUs vest in equal annual installments over three years, subject to achievement of performance criteria.

(4)	These RSUs vest in equal annual installments over three years.

(5)	Reflects the grant date fair value of RSUs. The fair value was $18.53 per share for RSUs awarded on March 4, 2010 and was $23.25 per share for RSUs awarded on May 3, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

				Stock Awards(2)
	Option Awards(1)					Market		Equity Incentive
				Number		Value of	Equity Incentive	Plan
	Number of			of Shares or Units		Shares or	Plan	Awards: Market or
	Securities			of Stock		Units of	Awards: Number	Payout Value of
	Underlying			That		Stock	of Unearned	Unearned Shares,
	Unexercised	Option		Have		That Have	Shares, Units or	Units or Other
	Options	Exercise	Option	Not		Not	Other Rights That	Rights That Have
	(#)	Price	Expiration	Vested		Vested(3)	Have Not Vested	Not Vested(3)
Name	Exercisable	($)	Date	(#)		($)	(#)	($)

Leo Berlinghieri	125,000	$24.50	11/14/11	6,037	(4)	$147,907	45,500 (6)	$1,114,750
	30,000	$23.50	01/30/12	8,700	(4)	$213,150
	38,916	$17.60	07/01/13	17,052	(5)	$417,774
	35,000	$27.11	11/11/13	12,180	(5)	$298,410
	15,000	$29.93	01/05/14	32,500	(6)	$796,250
	50,000	$14.72	07/30/14
Seth H. Bagshaw	0			4,200	(7)	$102,900	8,400 (6)	$205,800
				5,400	(8)	$132,300
				6,000	(6)	$147,000
Gerald G. Colella	823	$20.02	10/15/11	2,024	(4)	$49,588	17,500 (6)	$428,750
	125,000	$24.50	11/14/11	2,917	(4)	$71,467
	30,000	$23.50	01/30/12	5,717	(5)	$140,067
	436	$18.44	06/24/12	4,084	(5)	$100,058
	375	$18.12	05/29/13	12,500	(6)	$306,250
	28,000	$27.11	11/11/13
	250	$26.86	12/03/13
	7,000	$29.93	01/05/14
John T.C. Lee	0			7,500	(9)	$183,750	8,750 (6)	$214,375
				3,750	(10)	$91,875
				1,446	(4)	$35,427
				2,084	(4)	$51,058
				4,084	(5)	$100,058
				2,917	(5)	$71,467
				6,250	(6)	$153,125
William D. Stewart	24,000	$27.11	11/11/13	1,388	(4)	$34,006	8,400 (6)	$205,800
	6,000	$29.93	01/05/14	2,000	(4)	$49,000
				3,920	(5)	$96,040
				2,800	(5)	$68,600
				6,000	(6)	$147,000
				3,000	(11)	$73,500

(1)	Stock options listed above have a 10-year term and vested 1/4 on the one year anniversary of the date of grant, and thereafter in equal quarterly installments over the next three years. All options listed are fully vested. The grant date for each option is the date on or about 10 years prior to the respective date listed under the heading Option Expiration Date.

(2)	Except as expressly set forth in footnotes below, RSUs vest in equal annual installments over 3 years. RSUs listed in “Equity Incentive Plan Awards” columns were also subject to achievement of performance criteria as of December 31, 2010.

(3)	Reflects the values as calculated based on the closing price of our common stock on December 31, 2010 of $24.50 per share.

(4)	Grant date is March 10, 2008.

(5)	Grant date is March 16, 2009.

(6)	Grant date is March 4, 2010.

(7)	Grant date is March 28, 2008. This RSU vests in full three years from the date of grant.

(8)	Grant date is May 26, 2009. This RSU vests in full three years from the date of grant.

(9)	Grant date is October 8, 2007. These RSUs vest in four equal annual installments beginning February 28, 2009.

(10)	Grant date is October 8, 2007. These RSUs vest in four equal annual installments beginning the first anniversary of the date of grant.

(11)	Grant date is May 3, 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	Upon Exercise	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Leo Berlinghieri	73,287	$488,578	37,638	$715,008
Seth H. Bagshaw	0	$0	4,200	$80,220
Gerald G. Colella	30,000	$214,825	15,573	$294,167
John T.C. Lee	0	$0	14,527	$272,962
William D. Stewart	1,875	$8,963	10,535	$198,915

(1)	Value realized represents the fair market value of the shares at the time of vesting.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010:

Number of securities
remaining
	Number of securities		available for future
	to be issued upon	Weighted-average	issuance under equity
	exercise of outstanding	exercise price of	compensation plans
	options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,120,520	$12.86	13,536,692	(1)(2)
Equity compensation plans not approved by security holders	—	—	—

Total	3,120,520	$12.86	13,536,692	(1)(2)

(1)	Securities available for award under the 2004 Stock Incentive Plan increase on January 1 of each year by 5% of the issued and outstanding shares as of December 31 of the prior year, up to an aggregate maximum of 15,000,000 shares authorized by the shareholders. On January 1, 2010, the maximum 15,000,000 was achieved and accordingly, securities authorized for issuance under the plan will not increase in subsequent years.

(2)	Includes 630,131 shares issuable under the Company’s Third Restated Employee Stock Purchase Plan and 256,392 shares issuable under the Company’s Second Restated International Employee Stock Purchase Plan as of December 31, 2010.

Pension Benefits

Pursuant to employment agreements, we provide supplemental retirement benefits to certain executives, including Messrs. Berlinghieri and Colella, or, in the event of either such executive’s death, to his spouse. These supplemental benefits are designed to reward long-term service with us and to serve as a significant incentive for these executives to remain with us. In addition, these benefits are designed to provide for supplemental retirement benefits for executives that are not available under our company-wide employee benefits due to regulatory limitations on benefit accruals.

The benefits vest upon (a) the employee reaching both (i) specified ages and (ii) 25 years of service with us, in each case while employed with us, or (b) upon the employee’s earlier death, disability, termination without cause (as defined in the employment agreements) or a qualifying termination in connection with a change-in-control (as defined in the agreement), and are forfeited in the event of termination for cause. When vested, the benefits provide for a lump sum payment of an aggregate amount calculated in accordance with actuarial tables, payable not sooner than six months after the date of termination (except in the case of death or disability). The actuarial calculations include assumptions for decreased benefit continuation for each executive’s surviving spouse in the event of the executive’s death. The supplemental retirement benefits are not subject to any deduction for social security or other offset amounts. Final average compensation is equal to the average of the respective officer’s three highest years of compensation (salary plus bonus) during the 10 years prior to the officer’s retirement (or other qualifying termination).

The benefits for each of Messrs. Berlinghieri and Colella will vest 80%, 90% and 100% upon retirement at the ages of 60, 61 and 62, respectively.

The table below summarizes the present value as of December 31, 2010 of the accumulated benefits of our Named Executive Officers under their Supplemental Pension arrangements.

PENSION BENEFITS

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	the Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

Leo Berlinghieri	Supplemental Retirement Benefits under Employment Agreement	25	$7,092,334	$0
Seth H. Bagshaw	N/A	N/A	N/A	N/A
Gerald G. Colella	Supplemental Retirement Benefits under Employment Agreement	25	$3,500,384	$0
John T.C. Lee	N/A	N/A	N/A	N/A
William D. Stewart	N/A	N/A	N/A	N/A

(1)	Maximum number of years credited is 25.

(2)	Present value of accumulated benefit is calculated using the same assumptions we used for financial reporting purposes. The calculations use a discount rate of 3.5%, a maturity value rate of 3.5% and salary increases of 4.5% per annum and the 1994 Group Annuity Reserve Mortality Table. As of December 31, 2010, Messrs. Berlinghieri and Colella were not vested in any portion of the amounts set forth above.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation for any of the Named Executive Officers.

Potential Payments Upon Termination of Employment or Change-in-Control

This section (including the following tables) summarizes each Named Executive Officers’ estimated payments and other benefits that would be received by the Named Executive Officer or his estate if his employment had terminated on December 31, 2010, under the circumstances set forth below.

For purposes of the following description of such benefits, “cause” means conviction for the commission of a felony, willful failure to perform his responsibilities to the Company, or willful misconduct. “Good reason” means voluntary separation from service within 90 days following (i) a material diminution in positions, duties and responsibilities from those described in his employment agreement (ii) a reduction in his base salary (other than as part of a general salary reduction program affecting senior executives) (iii) a material reduction in the aggregate value of his pension and welfare benefits from those in effect prior to the change-in-control (other than as proportionate to the reductions applicable to other senior executives pursuant to a cost-saving plan that includes all senior executives), (iv) a material breach of any provision of the employment agreement by the Company, or (v) the Company’s requiring the executive to be based at a location causing a one way commute in excess of 60 miles from his primary residence.

Mr. Berlinghieri

Mr. Berlinghieri’s employment and equity agreements provide for the following:

•	If Mr. Berlinghieri’s employment is terminated by us (other than for failure or refusal to perform his obligations, commitment of acts not in our interest, commission of a felony or willful misconduct), he will receive salary for 12 months after the date of such termination. He will also receive company paid medical, dental, life and vision insurance for 12 months.

•	If Mr. Berlinghieri’s employment is terminated by us without cause or by Mr. Berlinghieri for good reason, within two years after a change-in-control, and certain other criteria are met, Mr. Berlinghieri will be entitled to:

•	salary and target bonus for 36 months paid in a lump sum and grossed-up for applicable state and federal taxes;

•	paid medical, dental, life and vision insurance for 36 months; and

•	full vesting of RSUs.

•	In the event that any payment to Mr. Berlinghieri under his employment agreement would subject him to any excise taxes imposed under Code Section 4999, Mr. Berlinghieri shall receive a gross-up payment for such amounts.

•	We provide supplemental retirement benefits to Mr. Berlinghieri, as described under the heading “Pension Benefits” above.

•	We provide Mr. Berlinghieri and his spouse with retiree medical benefits for life, in the event Mr. Berlinghieri (i) retires by at least age 62, (ii) is terminated without cause or terminates his employment for good reason, in each case within three years of a change-in-control, or (iii) terminates employment due to death or disability. Mr. Berlinghieri (or his surviving spouse) would pay an annual contribution of $1,500, and, in the event of retirement between age 62 and 65, would pay a decreasing percentage of the costs until he reaches age 65.

During the term of Mr. Berlinghieri’s employment and for a period of one year thereafter (or two years, if employment was terminated by Mr. Berlinghieri other than for good reason), Mr. Berlinghieri may not:

•	engage in any competitive business or activity;

•	work for or become a partner with any of our employees, officers or agents; or

•	have any financial interest in or be a director, officer, 1% shareholder, partner, employee or consultant to any of our competitors.

For a period of two years after termination of employment, Mr. Berlinghieri may not:

•	solicit any customer to become a customer, distributor or supplier of any other person or entity or to cease doing business with us; or

•	solicit or hire any of our employees or agents to terminate such person’s employment or engagement with us or to work for a third party.

Other Named Executive Officers

All of the other Named Executive Officers’ employment terms are month-to-month, with termination upon death, disability, or at our election if the employee fails to perform his duties or commits any act not in our best interest, or upon 30 days notice by either party. Messrs. Colella and Stewart are entitled to the following benefits under their agreements in the event that they are terminated without cause:

•	six months continuation of their base salary; and

•	six months continuation of specified health benefits at our cost.

In the event that any payment to Mr. Colella under his employment agreement would subject him to any excise taxes imposed under Code Section 4999, he shall receive gross-up payments for such amounts.

Messrs. Colella and Stewart, and their respective spouses, shall also receive retiree medical benefits for life, in the event such executive (i) retires by at least age 62, (ii) is terminated without cause or terminates his employment for good reason, in each case within three years after a change-in-control, or (iii) terminates employment due to death or disability. Messrs. Colella and Stewart (or his surviving spouse) would pay an annual contribution of $1,500, and, in the event of retirement between age 62 and 65, would pay a decreasing percentage of the costs until such executive reaches age 65.

We provide supplemental retirement benefits to Mr. Colella, as described under the heading “Pension Benefits” above.

The employment agreements of Messrs. Bagshaw, Colella and Stewart contain non-competition provisions. With respect to Messrs. Colella and Stewart, the provisions provide that such employees may not, during the term of their employment and for the period of one year after termination of employment (or, in the case of Mr. Stewart, two years if employment was terminated by him other than for good reason):

•	engage in any competitive business or activity;

•	work for, employ, become a partner with, or cause to be employed, any of our employees, officers or agents;

•	give, sell or lease any competitive services or goods to any of our customers; or

•	have any material financial interest in or be a director, officer, partner, employee or consultant to or exceed specified shareholding limitations in, any of our competitors.

Mr. Bagshaw’s employment agreement provides that he may not, during the term of his employment and for one year after termination of employment, engage in any competitive business or activity.

Each of Messrs. Colella, Lee and Stewart are subject to non-solicitation restrictions. With respect to Messrs. Colella and Stewart, during the term of employment and for a period of two years after termination of employment for Mr. Stewart, or one year after termination for Mr. Colella, such executives may not:

•	solicit any customer to become a customer, distributor or supplier of any other person or entity or to cease doing business with us; or

•	solicit or hire any of our employees or agents to terminate such person’s employment or engagement with us or to work for a third party.

With respect to Mr. Lee, during the term of employment and for one year after the termination of employment, he may not solicit or hire any of our employees or agents to terminate such person’s employment or engagement with us or to work for a third party.

Each Named Executive Officer’s RSUs provide for 100% acceleration of vesting of all shares if the executive is terminated without cause or resigns with good reason within 24 months following a change-in-control, as defined in the agreement, and with respect to those RSUs granted in 2008 and later, also provide for 100% acceleration of vesting upon retirement, death or disability. Retirement, in this context, means a voluntary termination of employment by the executive after he is at least age sixty (60) and has a combination of years of age plus years of service (full years of employment since the executive’s original hire date with the Company or one of its subsidiaries) with us equal to seventy (70) or more. RSUs granted to Named Executive Officers typically vest in three equal annual installments, and half of the target annual equity grant value is subject to performance criteria.

Messrs. Bagshaw and Lee do not have any provision for specific benefits upon termination. The value of the acceleration of vesting with respect to Messrs. Bagshaw and Lee, who are not included in the following tables, would have been $588,000 for Mr. Bagshaw and $901,135 for Mr. Lee, upon such executive’s death, disability or termination after a change-in-control as described above, had it occurred on December 31, 2010.

Potential Payments Upon Termination or Change-in-Control — Leo Berlinghieri

							Gross up of
							I.R.C. Golden
	Cash Severance				State and		Parachute excise
		Management	Value of		Federal Income	Acceleration of	tax resulting
Termination		Incentive	Accelerated	Benefits	Tax Gross-up on	Pension	from Change-in-
Circumstance	Base Salary	Bonus	Unvested Equity	Continuation(1)	Cash Severance	Benefits(2)	Control(3)	Total

Involuntary Without Cause Termination	$575,000 (1x salary)	N/A	N/A	$21,600	N/A	$7,092,334	N/A	$7,688,934
Retirement(4)	N/A	N/A	$0	$0	N/A	N/A	N/A	$0
Death(4)	$575,000 (1x salary)	N/A	$2,988,241	$574,335	N/A	$3,546,167	N/A	$7,683,743
Disability(4)	N/A	N/A	$2,988,241	$863,161	N/A	$7,092,334	N/A	$10,943,736
Within 24 Months Following a Change-in-Control:
• Termination by the Company Without Cause or Executive Resignation for Good Reason(5),(6),(7)	$1,725,000 (3x salary)	$2,242,500 (3x bonus)	$2,988,241	$863,161	$2,633,448	$7,092,334	$3,567,294	$21,111,978
Between 24 Months and 36 Months Following a Change-in-Control:
• Termination by the Company Without Cause(6)	$575,000 (1x salary)	N/A	N/A	$863,161	N/A	$7,092,334	$0	$8,530,495
• Executive Resignation for Good Reason(6)	N/A	N/A	N/A	$863,161	N/A	$7,092,334	$0	$7,955,495

(1)	Reflects (a) our cost for continuation of life insurance, medical, dental and vision coverage for 12 months following involuntary without cause termination or (b) where applicable, the estimated present value of retiree health benefits, in each case assuming the separation occurred on December 31, 2010.

(2)	This amount represents the present value of the accelerated amount of the accumulated benefit under the Supplemental Retirement Benefit. See also the description under “Pension Benefits” above.

(3)	For purposes of assessing whether Mr. Berlinghieri would be liable for a Section 4999 excise tax on parachute payments (and in turn entitled to a gross-up from us), the calculations assume that if Mr. Berlinghieri was terminated within 24 months following a change-in-control, the vesting on his options would be accelerated (which the Board of Directors may determine at its discretion).

(4)	Upon retirement (as defined in the RSU agreements), death or disability, RSUs fully vest. Because he was not 60 as of December 31, 2010, Mr. Berlinghieri did not qualify for retirement at that time. The stated value assumes the death or disability occurred on December 31, 2010.

(5)	100% of the unvested RSUs vest. Mr. Berlinghieri is eligible to receive three times his salary and target bonus then in effect.

(6)	We have agreed to reimburse Mr. Berlinghieri for any state and federal income taxes associated with the severance payment, as well as any excise taxes due under Section 4999 applicable to parachute payments.

(7)	To be eligible for retiree medical benefits, the termination only needs to occur within 36 months of the change-in-control.

Potential Payments Upon Termination or Change-in-Control — Gerald G. Colella

					Gross up of I.R.C.
					Golden Parachute
	Cash Severance	Value of			excise tax
Termination	Base	Accelerated	Benefits	Acceleration of	resulting from
Circumstance:	Salary	Unvested Equity	Continuation(1)	Pension Benefits(2)	Change-in-Control(3)	Total

Involuntary Without Cause Termination	$200,000 (0.5x salary)	N/A	$10,746	$3,500,384	N/A	$3,711,130
Retirement(4)	N/A	$0	$0	N/A	N/A	$0
Death(4)	N/A	$1,096,179	$386,215	$1,750,192	N/A	$3,232,586
Disability(4)	N/A	$1,096,179	$726,092	$3,500,384	N/A	$5,322,655
Within 24 Months Following a Change-in-Control:
• Termination by the Company Without Cause(5),(6),(7)	$200,000 (0.5x salary)	$1,096,179	$726,092	$3,500,384	$0	$5,522,655
• Executive Resignation with Good Reason(5),(6),(7)	N/A	$1,096,179	$726,092	$3,500,384	$0	$5,322,655
Between 24 Months and 36 Months Following a Change-in-Control:
• Termination by the Company Without Cause(6)	$200,000 (0.5x salary)	N/A	$726,092	$3,500,384	$0	$4,426,476
• Executive Resignation for Good Reason(6)	N/A	N/A	$726,092	$3,500,384	$0	$4,226,476

(1)	Reflects (a) our cost for continuation of life insurance, medical, dental and vision coverage for 6 months following involuntary without cause termination, or (b) where applicable, the estimated present value of retiree health benefits, in each case assuming the termination occurred on December 31, 2010.

(2)	This amount represents the present value of the accelerated amount of the accumulated benefit under the Supplemental Retirement Benefit. See also the description under Pension Benefits above.

(3)	For purposes of assessing whether Mr. Colella would be liable for a Section 4999 excise tax on parachute payments (and in turn entitled to a gross-up from us), the calculations assume that if Mr. Colella was terminated within 24 months following a change-in-control, the vesting on his options would be accelerated (which the Board of Directors may determine at its discretion).

(4)	Upon retirement (as defined in the RSU agreements), death or disability, RSUs fully vest. Because he was not 60 as of December 31, 2010, Mr. Colella did not qualify for retirement at that time. The stated value assumes the death or disability occurred on December 31, 2010.

(5)	100% of the unvested RSUs vest.

(6)	Upon a change-in-control, Mr. Colella may be subject to certain excise taxes under Section 4999 applicable to parachute payments. We have agreed to reimburse Mr. Colella for those excise taxes as well as any income and excise taxes payable by Mr. Colella as a result of any reimbursement for the Section 4999 excise taxes. Had Mr. Colella been terminated following a change-in-control on December 31, 2010, there would not have been an excise tax liability due.

(7)	To be eligible for retiree medical benefits, the termination only needs to occur within 36 months of the change-in-control.

Potential Payments Upon Termination or Change-in-Control — William D. Stewart

			Value of
			Accelerated
Termination	Cash Severance		Unvested	Benefits
Circumstance:	Base Salary		Equity	Continuation(1)	Total

Involuntary Without Cause Termination	$137,500 (0.5x salary	)	N/A	$3,478	$140,978
Retirement(2)	N/A		$673,946	$213,547	$887,493
Death(2)	N/A		$673,946	N/A	$673,946
Disability(2)	N/A		$673,946	$213,547	$887,493
Within 24 Months Following a Change-in-Control:
• Termination by the Company Without Cause(3),(4)	$137,500 (0.5x salary	)	$673,946	$213,547	$1,024,993
• Executive Resignation with Good Reason(3),(4)	N/A		$673,946	$213,547	$887,493

(1)	Benefits Continuation reflects our (a) cost for continuation of life insurance, dental and vision coverage for 6 months following an involuntary without cause termination, or (b) where applicable, the estimated present value of the retiree health benefit, in each case assuming the separation occurred on December 31, 2010.

(2)	Upon retirement, death or disability, RSUs fully vest. The stated value assumes the retirement, death or disability occurred on December 31, 2010.

(3)	100% of the unvested RSUs vest.

(4)	To be eligible for retiree medical benefits, the termination only needs to occur within 36 months following the change-in-control.

DIRECTOR COMPENSATION

Cash Compensation

The following table summarizes cash compensation payable by us to non-employee directors effective as of December 31, 2010.

	Annual	Attendance Fee
	Retainer	per Meeting

Chairman	$75,000	$2,000
Board Members other than Chairman	$32,000	$2,000
Lead Director	$16,000	N/A
Audit Committee Chairman	$12,000	$1,500
Other Audit Committee Members	N/A	$1,500
Compensation Committee Chairman	$10,000	$1,500
Other Compensation Committee Members	N/A	$1,500
Nominating & Corporate Governance Committee Chairman	$6,000	$1,500
Other Nominating & Corporate Governance Committee Members	N/A	$1,500

Equity Compensation

Non-employee directors participate in our 2004 Stock Incentive Plan, which is administered by the Compensation Committee. Non-employee directors receive automatic grants of RSUs as follows:

		Number of
Type of Award	Date of Award	RSUs	Vesting Schedule

Initial Award	Date of initial election to Board	7,500	Vests in 12 equal quarterly installments over a three year period
Annual(1)	Date of each Annual Meeting of Shareholders	6,000	Fully vests on the day prior to the first annual meeting of shareholders following the date of grant (or if no such meeting is held within 13 months after the date of grant, on the 13 month anniversary of the date of grant)

(1)	Non-employee directors are eligible to receive annual awards if the non-employee director has been in office for at least six months prior to the date of the respective annual meeting of shareholders.

Mr. Bertucci

Mr. Bertucci resigned from his employment as our Executive Chairman effective December 31, 2006. At that time, he remained a Class III director and became non-executive Chairman of the Board. Pursuant to the terms of his employment agreement, Mr. Bertucci receives retiree medical benefits for life for himself and his spouse, which had a net present value of $295,410 as of December 31, 2010, and which require that he make an annual contribution toward the benefit of $1,500. Mr. Bertucci also receives a car allowance for life, which had a net present value of $151,200 as of December 31, 2010.

The following table summarizes compensation paid to non-employee directors in 2010. Mr. Berlinghieri is excluded from the table because he is an executive officer, and his compensation is set forth in the Executive Compensation section above, under the heading “Summary Compensation Table for 2010.”

Director Compensation Table for 2010

	Fees
	Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Cristina H. Amon	$43,000	$139,500	$0	$156,949
Robert R. Anderson	$62,000	$139,500	$0	$155,000
Gregory R. Beecher	$59,500	$139,500	$0	$152,500
John R. Bertucci	$83,000	$139,500	$35,496 (2)	$211,496
Richard S. Chute	$49,000	$139,500	$0	$142,000
Peter R. Hanley	$46,000	$139,500	$0	$181,727
Hans-Jochen Kahl	$43,000	$139,500	$0	$136,000
Louis P. Valente	$69,500	$139,500	$0	$162,500

(1)	Represents the grant date fair value for each RSU granted during the year, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC.

(2)	In connection with his retirement, pursuant to the terms of his previous employment agreement, Mr. Bertucci receives retiree medical benefits and a car allowance. The retiree medical benefits consist of benefits for life for himself and his spouse, towards which Mr. Bertucci makes an annual contribution of $1,500. The Company paid $15,632 for this benefit in 2010. The Company paid $19,864 for Mr. Bertucci’s car allowance in 2010. Mr. Bertucci receives no other retirement benefits.

Transactions with Related Persons

Mr. Stewart, our Vice President of Vacuum Products, shares a household with our Director of Operations, Vacuum Products Group, who in 2010 received from us approximately $195,000 in salary, a bonus of $14,365 and an RSU grant for 1,800 shares of our Common Stock (with aggregate grant date value of $35,496).

Our written Code of Business Conduct and Ethics sets forth the general principle that our directors, officers and employees should refrain from engaging in any activity having a personal interest that presents a conflict of interest. The Code prohibits certain specified activities, and also prohibits directors, officers and employees from engaging in any other activity that may reasonably be expected to give rise to a conflict of interest or to adversely affect our interests. The Code provides that all employees are responsible to disclose any material transaction or relation that reasonably could be expected to give rise to a material conflict of interest to the Chief Financial Officer, and officers and directors must report such transactions to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a material conflict of interest. In addition, pursuant to its written charter, the Audit Committee must review all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis. Accordingly, any relationship that arises at any time that constitutes, or could in the future constitute, a “related party transaction” will be reported to the Audit Committee for its review. Additionally, directors and officers are required to submit annual certifications as to whether they are involved in any “related party transaction” and the Audit Committee reviews any such activities annually.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors has reviewed our audited financial statements for the year ended December 31, 2010 and discussed them with our management.

The Audit Committee has also received from and discussed with PwC, our independent registered public accounting firm, various communications that our registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee of the Board of Directors of MKS Instruments, Inc.

Gregory R. Beecher, Chairman
Robert R. Anderson
Louis P. Valente

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors and shareholders who beneficially own more than ten percent (10%) of our stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 with the SEC and any national securities exchange on which our securities are registered. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms, and amendments thereto, furnished to us and written representations from the executive officers and directors, pursuant to Item 405 of Regulation S-K, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent (10%) shareholders were complied with, except that (i) Ms. Amon filed a late report with respect to the May acquisition of 6,000 shares, (ii) Mr. Stewart filed a late report with respect to the May grant of 3,000 shares, (iii) Mr. Eyerman filed a Form 5 with respect to the August acquisition of 2,647 shares and forfeiture of 961 shares and the November acquisition of 448 shares, (iv) Mr. Loomis filed a Form 5 with respect to the July acquisition of 3,000 shares and forfeiture of 953 shares and the August acquisition of 706 shares and forfeiture of 226 shares, and (v) Mr. Bertucci filed a late report with respect to the December sale of 400,000 shares indirectly held by him.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement under the heading “Executive Compensation” including “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices of executive compensation described in this proxy statement. The advisory vote is not a vote on the Company’s compensation practices for non-executive employees or the Company’s Board of Directors. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific short-term and long-term goals. Please see the “Compensation Discussion and Analysis” beginning on page 15 for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2010 compensation of our Named Executive Officers.

Our Board of Directors is asking shareholders to approve a non-binding advisory vote that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, is hereby approved.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote on the compensation of our Named Executive Officers is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE EXECUTIVE COMPENSATION CONTAINED IN THE PROXY STATEMENT IS IN THE BEST INTERESTS OF MKS AND OUR SHAREHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are also asking shareholders to cast a non-binding advisory vote on the frequency with which our shareholders will cast future advisory votes on executive compensation as described in Proposal Two above. For convenience, in this Proposal Three, the shareholders’ advisory vote on executive compensation provided for in Proposal Two above is referred to as the “say-on-pay vote.”

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years. If they so chose, shareholders may abstain from voting. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

Our Board of Directors has determined that a non-binding advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the say-on-pay vote.

In formulating its recommendation, our Board of Directors considered that an annual say-on-pay vote will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. While the Company currently recommends a vote in favor of an annual vote, you may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting when you vote on this proposal. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold a say-on-pay vote more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO APPROVE ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE ASKED TO CAST A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION IS IN THE BEST INTERESTS OF MKS AND OUR SHAREHOLDERS AND THEREFORE RECOMMENDS VOTING FOR A FREQUENCY OF EVERY ONE YEAR.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On February 3, 2011, the Audit Committee appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PwC was our independent registered public accounting firm for the fiscal year ended December 31, 2010.

Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders. In the event that the ratification of the appointment of PwC as our independent registered public accounting firm is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO RATIFY THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011 IS IN THE BEST INTERESTS OF MKS AND OUR SHAREHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2010 and 2009, aggregate fees for professional services rendered by our independent registered public accounting firm, PwC, in the following categories were as follows:

	2010	2009

Audit Fees	$1,575,000	$1,600,000
Audit-Related Fees	—	—
Tax Fees	162,500	320,000
All Other Fees	1,500	1,500

Total	$1,739,000	$1,921,500

Audit Fees

Audit Fees for the years ended December 31, 2010 and 2009 were for professional services provided for the audit of our consolidated financial statements and of our internal control over financial reporting, statutory and subsidiary audits, consents and assistance with review of documents filed with the SEC.

Tax Fees

Tax Fees for the year ended December 31, 2010 and 2009 were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with foreign operations.

All Other Fees

All Other Fees for the year ended December 31, 2010 and 2009 were for research software.

In 2010 and 2009, all Audit Fees, Tax Fees and All Other Fees were pre-approved pursuant to the Audit Committee pre-approval requirements, described below.

Pre-Approval Policy and Procedures

The Audit Committee’s charter sets forth their obligations relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. The charter provides that we will not engage our independent registered public accounting firm to provide audit or non-audit services unless the service is pre-approved by the Audit Committee. In addition, we will not engage any other accounting firm to provide audit services unless such services are pre-approved by the Audit Committee. In 2010, the Audit Committee also approved a limitation on the provision of non-audit services by PwC for each of 2010 and 2011 to $1 million or less per year, unless otherwise expressly approved in advance by the Audit Committee. This resolution was intended to serve as an additional assurance that such non-audit fees will remain at less than 50% of total fees incurred by PwC in such years.

In connection with the foregoing, the Audit Committee may approve specific services in advance. In addition, from time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-

approval of types of services is detailed as to the particular service or type of service to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining PwC’s independence.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
FOR THE 2012 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2012 Annual Meeting of Shareholders must be received by us at our principal office in Andover, Massachusetts not later than November 11, 2011, for inclusion in the proxy statement for that meeting.

In addition, our Amended and Restated By-Laws (which are on file with the SEC) require that we be given advance notice of matters that shareholders wish to present for action at an Annual Meeting of Shareholders (other than matters included in our proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended). The required written notice must be delivered to our Secretary at our principal offices at least 60 days prior to the Annual Meeting, but no more than 90 days prior to such meeting or it will be considered untimely. However, if less than 40 days notice of the Annual Meeting is provided to the shareholders, the written notice of the shareholder must be received by our Secretary no later than 10 days after the notice of the Annual Meeting was mailed or publicly disclosed. The advance notice provisions of our Amended and Restated By-Laws contain the requirements of the written notice of shareholders and supersede the notice requirement contained in Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Some banks, brokers and other nominee record holders are currently “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: MKS Instruments, Inc., 2 Tech Drive, Suite 201, Andover, Massachusetts 01810, Attn: Investor Relations or (800) 227-8766 ext. 5576. You may also access our proxy statement and related materials at http://www.mksinst.com/AnnualMeetingMaterials. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors,

RICHARD S. CHUTE
Secretary

March 9, 2011

THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A
Form of Proxy Card
ANNUAL MEETING OF SHAREHOLDERS OF
MKS INSTRUMENTS, INC.
MAY 2, 2011
Please detach and mail in the envelope provided.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at http://www.proxyvote.com.

MKS INSTRUMENTS, INC.
Annual Meeting of Shareholders
May 2, 2011 10:00 AM
This proxy is solicited by the Board of Directors
This proxy, when properly executed, will be voted as directed on the reverse side, or, if no contrary direction is indicated, will be voted FOR the election of three (3) nominees listed on the reverse side as Class III Directors of the Company, and FOR proposals 2 and 4, ONE YEAR for proposal 3 and as said proxies deem advisable on such matters as may properly come before the meeting.
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.
The undersigned shareholder of MKS Instruments, Inc., a Massachusetts corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 9, 2011, and hereby appoints Leo Berlinghieri, Richard S. Chute and Kathleen F. Burke, and each of them acting singly, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Shareholders of the Company to be held on May 2, 2011, at 10:00 a.m. at the Wyndham Boston Andover Hotel, 123 Old River Road, Andover, MA 01810, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon any other matters which may properly come before the meeting.
Continued and to be signed on reverse side

[MKS Logo]
MKS Instruments, Inc.
2 TECH DRIVE
SUITE 201
ANDOVER, MA 01810
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instruction up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then following the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees:
	01 John R. Bertucci	02 Robert R. Anderson	03 Gregory R. Beecher
☐ FOR ALL

☐ WITHHOLD ALL

☐ FOR ALL EXCEPT
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:
2.	To approve a non-binding advisory vote on executive compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:
3.	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date